Exhibit 10.3

November 7, 2016

Ian Blackley

c/o Overseas Shipholding Group, Inc.
302 Knights Run Avenue #1200
Tampa, Florida 33602

Dear Ian:

This letter agreement (the “Letter Agreement”) memorializes our conversations regarding your continued employment with Overseas Shipholding Group, Inc. (the “Company”) following the closing (the “Closing”) of the transactions contemplated by the Separation and Distribution Agreement between the Company and International Seaways, Inc. (“INSW”), expected to be entered into in connection with the separation of INSW from OSG on terms and conditions agreed to by INSW and OSG (such agreement, the “Separation and Distribution Agreement”).

Following and conditioned upon the occurrence of the Closing, you shall remain employed by the Company through December 29, 2016 (the “Transition Date” and the period between the Closing and the Transition Date, the “Post-Spin Period”).

Upon the Transition Date, you will cease to be employed by the Company or any of its affiliates, and you will be deemed to have resigned from any and all positions, titles, duties, authorities and responsibilities at or with, the Company. Upon such Transition Date, assuming you remain employed by the Company as of such date, your employment will terminate and you will be entitled to receive all payments and benefits for which you are eligible (the “Termination Benefits”) upon a “Separation from Service due to termination by the Company without Cause” under the Employment Agreement dated as of January 20, 2015 between you and the Company, as amended on March 30, 2016 and August 3, 2016 (the “Employment Agreement”), subject to the terms thereof. For all purposes, this Letter Agreement constitutes and is in full satisfaction of any required notice from the Company.

For purposes of this Letter Agreement, during the Post-Spin Period, you hereby agree that you shall not have nor shall you claim to have Good Reason to resign under the Good Reason definition set forth in the Employment Agreement, any equity compensation award or any other agreement you may have with the Company or its affiliates as a result of the consummation of the transactions contemplated by the Separation and Distribution Agreement or otherwise.

From the date hereof through the Post-Spin Period, the terms and conditions of the Employment Agreement, as modified by this Letter Agreement, shall continue to apply to you in all respects and shall remain in full force and effect. The terms of this Letter Agreement are conditioned upon the consummation of the transactions contemplated by the Separation and Distribution Agreement and prior to the Closing, this Letter Agreement shall have no force or effect.

OVERSEAS SHIPHOLDING GROUP, INC.

/s/ Douglas D. Wheat
Douglas D. Wheat
Chairman of the Board

Accepted and agreed:

/s/ Ian Blackley
Ian Blackley